EXHIBIT (a)(1)(L)

Dates of Reminder:	June 17, 2003 (10 Day Reminder)
June 24, 2003 (5 Day Reminder)
June 30, 2003 (1 Day Reminder)

Subject: Expiration Date for the Exchange Offer under the Employee Stock Option Exchange Program

To: Skyworks Employees:

You currently have [insert number here] business days remaining in the Offering Period.

As you know, Skyworks launched its Employee Stock Option Exchange Program on June 2, 2003. If you are considering participating in the Employee Stock Option Exchange Program please be reminded that your Election Form must be signed and completed in its entirety and submitted to Stock Administration so that it is RECEIVED by 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date, July 1, 2003. If you do not submit a signed and completed Election Form in accordance with the procedures set forth in the Offer to Exchange by the stated time on the Expiration Date, it will be deemed a rejection of the Offer.
If you have any questions, please feel free to contact Stock Administration at (781) 376-3260.

Stock Administration
[Insert contact information here]